Exhibit 99.1

For immediate release

January 11, 2021

AtriCure Reports Preliminary Results for Fourth Quarter and Full Year 2020

Fourth quarter 2020 worldwide revenue of $57.7 million

(U.S. $47.4 million, International $10.3 million)

MASON, Ohio, January 11, 2021 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, announced preliminary financial results for the fourth quarter and full year 2020.

“We are pleased with our fourth quarter and full-year results which reflect the resiliency and strength of our team, as well as the overarching unmet need in our core markets. COVID-19 continues to impact our revenue as procedure volumes remain below pre-pandemic levels globally, and each resurgence of the virus is a reminder of the strain on healthcare resources,” said Michael Carrel, President and Chief Executive Officer of AtriCure. “That said, the unwavering commitment of our people in support of our patient-first mission has been inspiring throughout the year.”

Mr. Carrel continued, “We ended 2020 in a very strong position financially and strategically, having made remarkable progress on many key initiatives across our business. Additionally, we are in a unique position of igniting multiple catalysts in 2021, including the hybrid Convergent procedure, EnCompass® Clamp, Cryo Nerve Block therapy expansion, and aMAZETM clinical trial data, leading to significant market expansion and accelerated and durable growth rates over the long-term.”

Preliminary and Unaudited 2020 Financial Results

Preliminary, unaudited revenue for fourth quarter 2020 is expected to be approximately $57.7 million, reflecting a decrease of approximately 6% over the fourth quarter of 2019 (-7% on a constant currency basis). Preliminary revenue for full year 2020 is expected to be $206.5 million, reflecting a decline of approximately 11% over full year 2019 (-11% on a constant currency basis). Fourth quarter and full year 2020 revenue was impacted by the global decline in surgical procedures as a result of the COVID-19 pandemic.

On a sequential quarter basis, worldwide revenue for fourth quarter 2020 increased approximately 5% over third quarter 2020. The increase in revenue from third quarter 2020 reflects stabilizing procedure volumes for the majority of the fourth quarter.

Constant currency revenue is a non-GAAP measure. AtriCure will provide a reconciliation of non-GAAP measures to the related GAAP measure in the release of final 2020 results.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold left atrial appendage management devices worldwide. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements. Actual results could differ materially.

CONTACTS:

Angie Wirick

AtriCure, Inc.

Chief Financial Officer

(513) 755-5334

awirick@atricure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com